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                                                                  EXHIBIT 15.1




          LETTER OF ACKNOWLEDGEMENT RE: UNAUDITED FINANCIAL INFORMATION




The Board of Directors
Sonic Corp.

We are aware of the incorporation by reference in the Registration Statement
(Form S-8 No. 333-    ) of Sonic Corp., for the registration of 150,000 shares
of its common stock and interests in the Sonic Corp. Savings and Profit Sharing Plan, of our report dated April 10, 1997, relating to the unaudited condensed consolidated interim financial statements of Sonic Corp. that are included in its Form 10-Q for the three-month and six-month periods ended February 28, 1997.

Pursuant to Rule 436(c) of the Securities Act of 1933, our report is not a part of the registration statement prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.

                                     /s/ ERNST & YOUNG LLP





Oklahoma City, Oklahoma
April 10, 1997